AMENDMENT NO. 2 TO AMENDED AND RESTATED

TRANSFER AGENCEY AND SERVICE AGREEMENT

This Amendment to the Amended and Restated Transfer Agency and Service Agreement is made as of September 1, 2008 by and between Russell Investment Funds (the “Fund”) and Russell Fund Services Company (the “Transfer Agent”).

WHEREAS, the Fund and the Transfer Agent entered into a Transfer Agency and Service Agreement dated January 1, 2008 (the “Agreement”); and

WHEREAS, the Fund and the Transfer Agent desire to amend Schedule 2.1 of the Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.	AMENDED SCHEDULE 2.1

Schedule 2.1 dated January 1, 2008 is replaced in its entirety with Schedule 2.1 dated September 1, 2008, attached hereto.

2.	CONTINUING AGREEMENT

Except as expressly amended by this Amendment to the Agreement, the provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Transfer Agency and Service Agreement to be executed in its name and behalf by its duly authorized representative(s) as of the date first written above.

RUSSELL INVESTMENT COMPANY		RUSSELL FUND SERVICES COMPANY

By:	/s/ Greg J. Stark	By:	/s/ Greg J. Stark
Name:	Greg J. Stark	Name:	Greg J. Stark
Title:	President and CEO	Title:	President and CEO

RUSSELL INVESTMENT COMPANY

TRANSFER AGENCY AND SERVICE AGREEMENT

AMENDED AND RESTATED SCHEDULE 2.1

FEES

Effective September 1, 2008 for the RIC Equity I, Equity Q, Equity II, International, Fixed Income III, Emerging Markets, Global Equity, Real Estate Securities, Short Duration Bond, Fixed Income I, Select Value, Select Growth, Tax-Managed Mid & Small Cap, Tax-Managed Large Cap, Tax Exempt Bond and Flex Equity Funds.

Effective, October 1, 2008 for the RIC Money Market, Tax-Managed Global Equity, Conservative Strategy, Moderate Strategy, Balanced Strategy, Growth Strategy, Equity Growth Strategy, 2010 Strategy, 2015 Strategy, 2020 Strategy, 2025 Strategy, 2030 Strategy, 2035 Strategy, 2040 Strategy, 2045 Strategy, 2050 Strategy, In Retirement, 2017 Retirement Distribution – A Shares, 2017 Retirement Distribution – S Shares, 2017 Accelerated Distribution – A Shares, 2017 Accelerated Distribution – S Shares, 2027 Extended Distribution – A Shares and 2027 Extended Distribution – S Shares Funds.

As consideration for the Transfer Agent’s services, the Transfer Agent shall receive from each series of the Fund an annual transfer agent and service fee of the following annual percentages of the average daily net assets of each series during the month.

Share Class	Transfer Agency Fee
Classes A, B, C, E, S and R	0.18%
Class I	0.10%
Class Y	0.0044%